Exhibit 99.1

Press Release Dated July 26, 2016

NEWS RELEASE

July 26, 2016

Farmers Capital Bank Corporation Appoints John C. Roach to its Board of Directors

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ: FFKT) (the “Company”) appointed a new Director to its Board, John C. Roach.

Mr. Roach served as General Counsel to Kentucky Governor Ernie Fletcher. Recently he served as General Counsel in the Transition of Governor Matt Bevin. A former Kentucky Supreme Court Justice, Mr. Roach now practices law at Ransdell Roach & Royse PLLC. His practice primarily focuses on commercial litigation, appellate advocacy, labor and employment law and litigation, equine law, and corporate transactions for businesses and entrepreneurs. He is currently the Vice Chairman of the Kentucky Horse Racing Commission.

Mr. Roach is a native of Frankfort, Kentucky and is a graduate of the University of Kentucky College of Law with an undergraduate degree from Washington and Lee University.

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky. The Company operates 34 banking locations in 21 communities throughout Central and Northern Kentucky, a data processing company, and an insurance company. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol: FFKT.